Exhibit 99.1

Texas Roadhouse, Inc. Appoints Mike Lenihan as

Chief Financial Officer

Louisville, KY., December 1, 2025 – Texas Roadhouse, Inc. (NasdaqGS: TXRH), named Mike Lenihan the Company’s new Chief Financial Officer, effective December 3, 2025.

Mr. Lenihan has nearly 30 years of finance experience, including the past 22 years in the restaurant industry. Most recently, he served as the Chief Financial Officer at CKE Restaurants, Inc.

As the Company’s principal financial officer, Mr. Lenihan will be responsible for overseeing the Company’s accounting, financial reporting, investor relations, tax, treasury, internal audit, and financial analysis functions.

Jerry Morgan, Chief Executive Officer of Texas Roadhouse, Inc., commented “We are excited to add Mike to our leadership team. Given his extensive finance experience, specifically in the restaurant industry, he understands the business and our operator-first culture.”

The Company also announced the promotions of two senior leaders, Keith Humpich and Sean Renfroe.

Following his successful service as interim Chief Financial Officer, Mr. Humpich was appointed Chief Accounting and Financial Services Officer of the Company. Mr. Renfroe, who previously served as Deputy General Counsel, was named General Counsel and will oversee the Company’s legal department.

About the Company

Texas Roadhouse, Inc. is a growing restaurant company operating predominantly in the casual dining segment that first opened in 1993 and today has grown to over 810 restaurants system-wide in 49 states, one U.S. territory, and ten foreign countries. For more information, please visit the Company’s Web site at www.texasroadhouse.com.

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Contacts:

Investor Relations	Media
Michael Bailen	Megan Pence
(502) 515-7298	(502) 461-1878